Filed pursuant to Rule 433

Registration Statement Nos. 333-202913 and 333-180300-03

FINANCIAL PRODUCTS

FACT SHEET (T573)

Offering Period: June 30, 2015 –July 27, 2015

2 Year Autocallable Securities
Linked to the S&P 500® Index and the Russell 2000® Index

Product Terms

•	2 year Autocallable Securities linked to the performance of the S&P 500® Index and the Russell 2000® Index.
•	If a Trigger Event occurs on any Observation Date, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Observation Date.
•	If the securities are not automatically redeemed and a Knock-In Event does not occur, you will be entitled to receive the principal amount at maturity plus the Contingent Minimum Return.
•	If the securities are not automatically redeemed and a Knock-In Event occurs, you will be fully exposed to any depreciation in the Lowest Performing Underlying.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Issuer*:	Credit Suisse AG ("Credit Suisse"), acting through one of its branches.
Trade Date:	Expected to be July 28, 2015.
Settlement Date:	Expected to be July 31, 2015.
Underlyings:	The S&P 500® Index and the Russell 2000® Index.
Automatic Redemption:	If a Trigger Event occurs on any Observation Date, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Observation Date. Payment will be made in respect of such redemption on the corresponding Payment Date, and no further payments on the securities will be made.
Trigger Event:	Occurs if on an Observation Date, the closing level of each Underlying is equal to or greater than its respective Trigger Level.
Trigger Level*:	For each Underlying, approximately 100% of the Initial Level of such Underlying.
Observation Dates**:	Semi-annually, beginning on January 26, 2016 to and including the Valuation Date.
Payment Dates**:	Semi-annually, beginning on January 29, 2016 to and including the Maturity Date.
Automatic Redemption Premium*:

For each $1,000 principal amount of securities you hold:

•  Expected to be $40.00 if a Trigger Event occurs on the first Observation Date.

•  Expected to be $80.00 if a Trigger Event occurs on the second Observation Date.

•  Expected to be $120.00 if a Trigger Event occurs on the third Observation Date.

•  Expected to be $160.00 if a Trigger Event occurs on the fourth Observation Date.

Knock-In Level**:	For each Underlying, between 70% and 75% of its Initial Level.
Knock-In Event:	Occurs if the closing level of either Underlying is equal to or less than its Knock-In Level on any trading day during the period from but excluding the Trade Date to and including the Valuation Date.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Redemption Amount:	Subject to Automatic Redemption, Principal Amount x (1 + Underlying Return of the Lowest Performing Underlying).
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, if (a) a Knock-In Event occurs, then [(Final Level – Initial Level)/Initial Level]; or (b) a Knock-In Event does not occur, then the Contingent Minimum Return.
Contingent Minimum Return**:	8.00%
Valuation Date:	July 26, 2017
Maturity Date:	July 31, 2017
CUSIP:	22546VGB6

* As used in this document, references to "we" or "our" are to Credit Suisse AG, as Issuer.

** To be determined on the Trade Date.

Certain Product Characteristics

•	If a Trigger Event occurs, return of principal plus the applicable Automatic Redemption Premium.
•	Subject to a Trigger Event and Knock-In Event, a Contingent Minimum Return of 8%**.
•	If a Knock-In Event occurs, full downside participation in the depreciation of the Lowest Performing

Underlying.

•	Knock-In Level of expected to be between 70% and 75%** of the respective Initial Level for each Underlying.

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount (a Knock-In Event Has Occurred) (1)(2)(3)	Redemption Amount per $1,000 Principal Amount (a Knock-In Event Has Not Occurred) (1)(2)(3)
-10%	-10%	$900	$1080
-20%	-20%	$800	$1080
-30%	-30%	$700	$1080
-40%	-40%	$600	N/A
-50%	-50%	$500	N/A
-60%	-60%	$400	N/A
-70%	-70%	$300	N/A
-80%	-80%	$200	N/A
-90%	-90%	$100	N/A
-100%	-100%	$0	N/A
(1)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.
(2)	Assumes securities have not been automatically redeemed.
(3)	Assumes a Knock-In Level of 72.50% (the midpoint of the expected range).

Certain Product Risks

•	Your investment may result in a loss of up to 100% of the principal amount. If a Knock-In Event occurs and the Underlying Return of the Lowest Performing Underlying is negative, you will be fully exposed to the depreciation in the Lowest Performing Underlying.
•	If the securities are automatically redeemed, the appreciation potential of the securities will be limited to the applicable Automatic Redemption Premium.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The Redemption Amount will be based on the Underlying Return of the Lowest Performing Underlying and, therefore, you will not benefit from the performance of any other Underlying.
•	The securities are exposed to the risk of fluctuations in the level of the Underlyings to the same degree for each Underlying.

(See "Additional Risk Considerations" on the next page.)

FINANCIAL PRODUCTS

FACT SHEET

Offering Period: June 30, 2015 –July 27, 2015

2 Year Autocallable Securities

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlyings.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Certain Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the preliminary pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated June 30, 2015, Underlying Supplement dated May 4, 2015, Product Supplement No. I dated May 4, 2015, Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/1053092/000095010315005193/dp57407_424b2-t573.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.